Exhibit 23

Consent of Independent Registered Public Accounting Firm

Red Lion Hotels Corporation
Spokane, Washington

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 33-133287) and Form S-8 (No. 333-135561, No. 333-151989, No. 333-160485 and No. 333-204646) of Red Lion Hotels Corporation (“Company”) of our reports dated March 30, 2017, relating to the consolidated financial statements, and the effectiveness of Red Lion Hotels Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP

Spokane, WA
March 30, 2017